Exhibit 5.1

August 6, 2024 GeoVax Labs, Inc.
1900 Lake Park Dr. Suite 380
Smyrna, Georgia 30080

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the resale of up to an aggregate of 2,170,000 shares (the “2024 Warrant Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable upon the exercise of that certain common stock purchase warrant (the “2024 Common Warrant”) issued in a private placement on July 12, 2024 by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Selling Stockholder”). This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the 2024 Warrant Shares.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the 2024 Warrant Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed: (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that the 2024 Common Warrant constitute enforceable obligations of the parties thereto other than the Company; (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company; and (e) the Company will satisfy its obligation to pay all taxes and fees as required by the State of Delaware including but not limited to any outstanding franchise taxes due, and (f) that the Company will continue to be incorporated and in good standing under the General Corporation Law of the State of Delaware (the “DGCL”).

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

August 6, 2024 Page 2

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the 2024 Warrant Shares, when issued and delivered against payment therefor in accordance with the terms of the 2024 Common Warrant, such shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the DGCL and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret the DGCL and such provisions of the Delaware Constitution.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the 2024 Warrant Shares offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP
Womble Bond Dickinson (US) LLP